UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 16, 2011

NEW ENERGY SYSTEMS GROUP
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49715	20-2132336
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

116 West 23rd St., 5th FL New York, NY 10011
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  917-573-0302

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Chief Financial Officer

On August 16, 2011, Mr. Paul Yu Chiu Li submitted to New Energy Systems Group, a Nevada corporation, (the “Company”) his resignation as Chief Financial Officer of the Company due to personal reasons, effective on August 16, 2011. In connection with Mr. Li’s resignation, that certain employment agreement, dated June 20, 2011, by and between Mr. Li and the Company was also terminated.

There were no disagreements between Mr. Li and the Company or any officer or director of the Company which led to Mr. Li’s resignation.

Appointment of Chief Financial Officer

On August 16, 2011, Mr. Junfeng Chen agreed to continue serving as the interim Chief Financial Officer of the Company, effective upon the resignation of Mr. Li, until the Company appoints a permanent Chief Financial Officer.

Mr. Chen has been serving as our Chief Financial Officer and Secretary since August 3, 2009.  Mr. Chen has also worked with the Company since 2005. Prior to this appointment, Mr. Chen was the Chief Financial Officer of our wholly-owned subsidiary Shenzhen E’Jenie Science and Technology Co., Ltd. (“Shenzhen E’Jenie) since February 2006. From March 2005 to January 2006, Mr. Chen served as the assistant of financial manager in Shenzhen E’Jenie.  Junfeng Chen worked as an accountant in Henan Labor Department Officer in Dongguan City, Guangdong Province, P.R.C and focused on processing the daily financial works for the office from February 2004 to December 2004. He also worked as an accountant in the Dongguan Shatian Yumao Textile Mill from October 2001 to December 2003.  Junfeng Chen majored in Accounting and graduated from Wuhan University in China in 2001.

Mr. Chen has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Chen and any other person pursuant to which he was appointed as Chief Financial Officer.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Chen has, or will have, a direct or indirect material interest.

Resignation of Chief Executive Officer

On August 19, 2011, Mr. Nian Chen submitted to the Company his resignation as Chief Executive Officer of the Company, effective on August 19, 2011. Mr. Chen elected to resign as Chief Executive Officer of the Company due to the piracy of certain of the Company’s products, which impacted the Company’s financial results for the quarter ended June 30, 2011.

There were no disagreements between Mr. Chen and the Company or any officer or director of the Company which led to Mr. Chen’s resignation.

Appointment of Chief Executive Officer

On August 19, 2011, Mr. Weihe Yu, the Chairman of the Board of Directors of the Company, was appointed by the Board of Directors as the Chief Executive Officer of the Company, effective upon the resignation of Mr. Chen.

Mr. Yu has served as the Chairman of our Board of Directors since December 10, 2009. Mr. Yu has a bachelor’s degree in Mechanical Engineering. Mr. Yu’s strength is in R&D but also has great leadership ability. He has worked in the lithium ion battery industry for more than 10 years. Before he was appointed as Chairman of New Energy Systems Group, he was the cofounder of Shenzhen Anytone Technology Co., Ltd. From July 2005 to December 2009, he served as Anytone’s CEO and led Anytone to become the leading company in the portable mobile power industry during this period. Before that, he served as general manager of Shenzhen Four Images Industrial Co., Ltd. This company was committed to the development and sale of the protection circuit of lithium ion batteries.  Mr. Yu also previously served as marketing director, manager assistant, and vice general manager in Yangxin Aluminum Wheel Co., Ltd from July 1998 to December 2000. He created a comprehensive marketing management system and performance appraisal system which improved the company’s performance dramatically.

 Mr. Yu has no family relationship with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Yu and any other person pursuant to which he was appointed as a Chief Executive Officer.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Yu has, or will have, a direct or indirect material interest.

Item 8.01 Other Events.

On August 19, 2011, the Company issued a press release announcing the resignation of Mr. Paul Yu Chiu Li as Chief Financial Officer of the Company, the appointment of Junfeng Chen as Chief Financial Officer of the Company, the resignation of Nian Chen as Chief Executive Officer of the Company, and the appointment of Weihe Yu as the Chief Executive Officer of the Company. The press release is attached here to as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by New Energy Systems Group, dated August 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Energy Systems Group

Date: August 19, 2011	By:	/s/ Nian Chen
Nian Chen
Chief Executive Officer

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